Exhibit 10.1

Form of Lock-Up Agreement

This LOCK-UP AGREEMENT (this “Agreement”), dated as of November 22, 2024, is entered into by and among (i) Fusion Fuel Green PLC, an Irish public limited company (the “Purchaser”), (ii) certain holders of securities of the Purchaser as set forth on Schedule A hereto (collectively, the “Purchaser Equityholders”), and (iii) the persons designated as equity holders of the Company on Schedule B hereto (collectively, the “Company Equityholders” and together with the Purchaser Equityholders, the “Lock-up Equityholders” and the Lock-up Equityholders, together with Purchaser, the “Parties” and each individually a “Party”). Terms used herein and not defined herein shall have the meaning ascribed to them in the Purchase Agreement (as defined below).

WHEREAS, Purchaser, Quality Industrial Corp., a Nevada corporation (the “Company”) and certain other parties, including one or more of the Company Equityholders, have entered into a Stock Purchase Agreement, dated as of November 18, 2024 (the “Purchase Agreement”), providing for, among other things, the purchase of certain shares of Company Common Stock and Company Preferred Stock that represent in the aggregate, 69.36% of the issued and outstanding capital stock of the Company, and in exchange, the Sellers shall receive certain Purchaser Ordinary Shares and Purchaser Preferred Shares (that are convertible in Purchaser Ordinary Shares); and

WHEREAS, as a condition to the Closing, the Parties are entering into this Agreement effective as of the Closing.

NOW, THEREFORE, in consideration of the promises and of the mutual consents and obligations hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

Article I.        Restrictions on Shares; Lock-Up.

Section 1.01           The Parties agree that, (a) for the Company Equityholders, during the period commencing upon the Closing and ending on the date that is 180 days after such date (the “Company Lock-Up Period”), and (b) for the Purchaser Equityholders, during the period commencing upon the Closing and ending on the date that is 180 days after such date (the “Purchaser Lock-Up Period” and together with the Company Lock-Up Period, the “Lock-Up Periods”), the Lock-up Equityholders shall not:

(i)                 Transfer (except as may be specifically required by court order or by operation of law), any Purchaser Ordinary Shares or securities convertible, exchangeable or exercisable into, Purchaser Ordinary Shares beneficially owned or held by such Lock-up Equityholders immediately following the Closing (collectively, the “Lock-Up Securities”), where “Transfer” means offer, sell, contract to sell, lend, hypothecate, pledge or otherwise dispose of (or enter into any transaction which is designed to), or might reasonably be expected to, result in the disposition, whether by actual disposition or effective economic disposition due to cash settlement or otherwise, by the Lock-up Equityholders or any Affiliate thereof or any person in privity with the Lock-up Equityholders or any Affiliate thereof, directly or indirectly;

(ii)               enter into any short sale or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from the Lock-Up Securities or any other agreement that transfers, in whole or in part, any of the economic consequences of ownership of any Lock-Up Securities;

(iii)             grant any proxies or powers of attorney with respect to any Lock-Up Securities, deposit any Lock-Up Securities into a voting trust, or enter into a voting agreement or similar arrangement or commitment with respect to any Lock-Up Securities or make any public announcement that is in any manner inconsistent with this Article I, except that the foregoing shall not apply to any voting agreement entered into pursuant to Section 6.06(b) of the Purchase Agreement (“Purchase Agreement Voting Agreement”); or

(iv)              make any offer or enter into any agreement or binding arrangement or commitment providing for any of the foregoing actions in clauses (i) to (iii), or publicly disclose the intention to take any of the foregoing actions, except that the foregoing shall not apply to any Purchase Agreement Voting Agreement.

After the completion of the respective Company Lock-Up Period, the Company Equityholders agree not to Transfer any Lock-Up Securities other than pursuant to Rule 144(e) of the Securities Act (the “144 Lock-Up”).

Section 1.02           Notwithstanding the restrictions set forth in Section 1.01 above but subject to the proviso at the end of Section 1.02(iv):

(i)                 if the Party is a natural person, the Party may transfer his or her Lock-Up Securities to any natural person related to the Party by blood or adoption who is an immediate family member of the Party, or to a trust for the benefit of the Party or any member of the Party’s immediate family for estate planning purposes, or to the Party’s estate, following the death of the Party, by will, intestacy, or other operation of law, or as a bona fide gift to a charitable organization, or by operation of law pursuant to a qualified domestic order or in connection with a divorce settlement or to any partnership, corporation or limited liability company which is controlled by the undersigned and/or by any such member of the Party’s immediate family;

(ii)               if the Party is a corporation, partnership or other business entity, the Party may transfer its Lock-Up Securities to another corporation, partnership or other business entity that is an affiliate (as defined under Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the Party or as a distribution or dividend to equity holders (including, without limitation, general or limited partners and members) of the Party (including upon the liquidation and dissolution of the undersigned pursuant to a plan of liquidation approved by the undersigned’s equity holders), or as a bona fide gift to a charitable organization;

(iii)             if the Party is a trust, the Party may transfer its Lock-Up Securities to any grantors or beneficiaries of the trust;

(iv)              nothing contained herein will be deemed to restrict the ability of the Party to (A) exercise an option to purchase Purchaser Ordinary Shares, and any related transfer of Purchaser Ordinary Shares to Purchaser for the purpose of paying the exercise price of such options as a result of the exercise of such options; provided, that for the avoidance of doubt, the underlying Purchaser Ordinary Shares shall continue to be subject to the restrictions on transfer set forth in this Agreement until the respective Lock-Up Periods expire and after, if at all, all Lock-Up Securities are disposed of pursuant to Section 1.01; (B) establish a trading plan pursuant to Rule 10b5-1 promulgated under the Exchange Act for the transfer of Lock-Up Securities; provided, that such plan does not provide for the transfer of Lock-Up Securities during the respective Lock-Up Periods or in violation of the 144 Lock-Up; or (C) transfer its Lock-Up Securities pursuant to a bona fide third party tender offer, merger, consolidation or other similar transaction made to all holders of Purchaser’s capital stock involving a change of control of Purchaser, provided that in the event that such tender offer, merger, consolidation or other such transaction is not completed, the Lock-Up Securities shall remain subject to the restrictions contained in this Agreement; and

(v)                provided, that with respect to any transfer or distribution pursuant to Section 1.02, (x) no filing by any party (donor, donee, transferor, transferee, distributor or distributee, as the case may be) under the Exchange Act or other public announcement shall be required or shall be made voluntarily in connection with such transfer or disposition during the respective Lock-Up Periods (other than (1) any exit filings or public announcements that may be required under applicable federal and state securities laws or (2) in respect of a required filing under the Exchange Act in connection with a transfer pursuant to Section 1.02(ii) above or the exercise of an option to purchase Purchaser Ordinary Shares following such individual’s termination of employment that would otherwise expire during the respective Lock-Up Periods, provided that reasonable notice shall be provided to Purchaser prior to any such filing), and (y) except with respect to Section 1.02(iv)(A), (B) and (C) above, it shall be a condition to the transfer or distribution that the transferee or distributee executes an agreement, in the form of this Agreement, stating that the transferee or distributee is receiving and holding such Lock-Up Securities subject to the provisions of such agreement during the respective Lock-Up Periods.

Section 1.03           The following terms shall have the following meanings for purposes of this Agreement:

(i)                 “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in the State of Nevada are authorized or required by applicable law to be closed.

(ii)               “Person” means an individual, general partnership, limited partnership, limited liability company, association, corporation, trust, estate, or any other entity or organization.

(iii)             For the avoidance of doubt, “Lock-Up Periods” means the Company Lock-Up Period and the Purchaser Lock-Up Period, as those terms individually and respectively apply to the Company Equityholders and Purchaser Equityholders.

Article II.     Miscellaneous.

Section 2.01           This Agreement shall terminate immediately and automatically upon the earlier of (i) all Lock-Up Securities having been sold pursuant to Section 1.01 and (ii) if the Purchase Agreement is validly terminated in accordance with its terms, upon the date of such termination.

Section 2.02           The Parties hereby represent and warrant that (i) if it is a corporation, partnership, limited liability company or other business entity, it is duly organized and validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, (ii) he, she or it has full power and authority to enter into this Agreement, (iii) this Agreement has been duly and validly executed and delivered by the Parties and constitutes the legal, valid and binding obligation of the Parties, enforceable against the Parties in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief and other equitable remedies, and (iv) upon request, he, she or it will execute any additional documents necessary to ensure the validity or enforcement of this Agreement. All authority herein conferred or agreed to be conferred and any obligations of the Parties shall be binding upon the successors, assigns, heirs or personal representatives of the Parties.

Section 2.03           Any attempted transfer in violation of this Agreement will be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the transfer restrictions set forth in this Agreement, and will not be recorded on the share register of Purchaser. In order to ensure compliance with the restrictions referred to herein, the Parties agrees that Purchaser and its transfer agent and registrar are hereby authorized to decline to make any such transfer if it would constitute a violation or breach of this Agreement.

Section 2.04           Any person having rights under any provision of this Agreement shall be entitled to enforce such rights specifically, to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The Parties agree and acknowledge that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that any Party may in its sole discretion apply to any court of law or equity of competent jurisdiction for, and obtain from any such court, specific performance and/or injunctive relief (without posting any bond or other security) in order to enforce or prevent violation of the provisions of this Agreement and shall not be required to prove irreparable injury to such Party or that such Party does not have an adequate remedy at law with respect to any breach of this Agreement (each of which elements the Parties admit). The Parties further agree and acknowledge that each and every obligation applicable to it contained in this Agreement shall be specifically enforceable against it and hereby waives and agrees not to assert any defenses against an action for specific performance of their respective obligations hereunder. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies available under this Agreement or otherwise.

Section 2.05           Except as provided in Section 1.02, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise, by either Party without the prior written consent of the other Party, provided that Purchaser may assign its rights and interests to any of its Affiliates (as defined in the Purchase Agreement). Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 2.05 shall be null and void.

Section 2.06           If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 2.07           Each of the Parties agrees and acknowledges that this Agreement has been negotiated in good faith, at arm’s length, and not by any means prohibited by law.

Section 2.08           This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement).

Section 2.09           Each of the Parties specifically acknowledges that he, she or it (i) is a knowledgeable, informed, sophisticated Person capable of understanding and evaluating the provisions set forth in this Agreement, (ii) has had the opportunity to review this Agreement with counsel of his, her or its own choosing, (iii) has carefully read and fully understands all of the terms of this Agreement, and (iv) is under no disability or impairment that affects its, his or her decision to sign this Agreement and he, she or it knowingly and voluntarily intends to be legally bound by this Agreement.

Section 2.10           All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (i) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (ii) upon delivery in the case of delivery by hand, or (iii) on the date delivered in the place of delivery if sent by email or facsimile (with a written or electronic confirmation of delivery) prior to 5:00 p.m. Eastern time, otherwise on the next succeeding Business Day, in each case to the intended recipient notice address as set forth in Section 10.07 of the Purchase Agreement.

Section 2.11           The Purchaser Equityholders and the Company Equityholders agree and consent to the entry of stop transfer instructions with Purchaser’s transfer agent and registrar against the transfer of Purchaser Ordinary Shares or securities convertible into or exchangeable or exercisable for Purchaser Ordinary Shares held by the stockholder except in compliance with the foregoing restrictions.

Section 2.12           This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the Parties arising out of or relating to this Agreement, each of the Parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the federal courts located in the State of New York (collectively with any appellate courts thereof, the “Courts”); (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (i) of this Section 2.12; (iii) waives any objection to laying venue in any such action or proceeding in such Courts; (iv) waives any objection that such Courts are an inconvenient forum or do not have jurisdiction over any Party; (v) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 2.10 of this Agreement; and (vi) irrevocably and unconditionally waives the right to trial by jury. This Agreement, and any certificates, documents, instruments and writings that are delivered pursuant hereto, constitutes the entire agreement and understanding of the Parties in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

Section 2.13           Nothing herein shall grant to or create in any Person not a Party, or any such Person’s dependents, heirs, successors or assigns any right to any benefits hereunder or any remedies hereunder, and no such Person shall be entitled to sue any Party with respect thereto;

Section 2.14           Any amendment, supplement or waiver of this Agreement shall be effective only if in a written instrument executed by each of the Parties.

Section 2.15           This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by Purchaser and the stockholder by facsimile or electronic transmission in .pdf format shall be sufficient to bind such Parties to the terms and conditions of this Agreement.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

FUSION FUEL GREEN PLC, an Irish public limited company

By
Name:	Frederico Figueira de Chaves
Title:	CEO

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

Quality Industrial Corp.

By:
Name:	John-Paul Backwell
Title:	CEO

Schedule A

Purchaser Equityholders

1.	Frederico Figueira de Chaves
2.	Jeffrey Schwarz
3.	Theresa Jester
4.	Rune Magnus Lundetrae
5.	André Antunes
6.	Mario Garma
7.	Gavin Jones
8.	Jaime Silva
9.	João Teixeira Wahnon

Frederico Figueira de Chaves
(Name - Please Print)

(Signature)

Jeffrey Schwarz

Signature

Theresa Jester

Signature

Rune Magnus Lundetrae

Signature

André Antunes

Signature

Mario Garma

Signature

Gavin Jones

Signature

Jaime Silva

Signature

João Teixeira Wahnon

Signature

Schedule B

Company Equityholders

1.	Ilustrato Pictures International Inc.
2.	Nicolas Link
3.	John-Paul Backwell
4.	Carsten Kjems Falk
5.	Krishnan Krishnamoorthy
6.	Exchange Listing LLC
7.	Sanjeeb Safir
8.	Ramus Refer
9.	Louise Bennett